UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
 March 6, 2007

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	001-31744	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On March 6, 2007, Mentor Corporation (the "Company") entered into an indemnification agreement (the "Indemnification Agreement") with 2 newly elected directors, Margaret H. Jordan and Katherine S. Napier.  The form of the Indemnification Agreement was approved by the Company's Board of Directors for use with all of the Company's directors and executive officers in November 2006.

The Indemnification Agreement provides, among other things, that subject to the procedures set forth in the Indemnification Agreement:  (i) the Company will indemnify the Indemnitee (as defined in the Indemnification Agreement) to the fullest extent permitted by law in the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding (as defined in the Indemnification Agreement) by reason of (or arising in part out of) an Indemnifiable Event (as defined in the Indemnification Agreement); (ii) if requested by Indemnitee, and subject to certain exceptions, the Company will advance Expenses (as defined in the Indemnification Agreement) to the Indemnitee; (iii) if there is a Change of Control (as defined in the Indemnification Agreement), the Company will seek the advice of independent legal counsel with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and advances under the Indemnification Agreement or any provision of the Company's articles of incorporation or bylaws; (iv) the rights of the Indemnitee under the Indemnification Agreement are in addition to any other rights the Indemnitee may have under the Company's articles of incorporation or bylaws or the Minnesota Business Corporations Act or otherwise; and (v) to the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, the Indemnitee will be covered to the maximum extent of the coverage available for any Company director or officer. In addition, the Indemnification Agreement establishes guidelines as to the defense and settlement of claims by the parties and the period of limitations.

The foregoing summary of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement referenced as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On March 6, 2007, the Board of Directors of the Company increased the size of the Board of Directors from 7 to 8 members (with 2 vacancies as a result) and appointed Margaret H. Jordan and Katherine S. Napier as new directors to fill those vacancies.

Ms. Jordan was appointed as a member of the Nominating and Governance Committee, and Ms. Napier was appointed as a member of the Compensation Committee.

Pursuant to the Company's 2005 Long-Term Incentive Plan, as amended (the "Plan"), Ms. Jordan and Ms. Napier were each granted 7,500 shares of restricted stock (the "Restricted Stock") valued at the fair market value of $46.43 per share, the closing price of the Company's common stock on the New York Stock Exchange as of March 6, 2007 (the "Award Date").  The Restricted Stock is subject to the terms of the Plan and an individual Restricted Stock Award Agreement to be executed by each participant (the "Award Agreement") as summarized below.

In accordance with the Award Agreement and subject to its terms, the Restricted Stock shall vest, and restrictions shall lapse, with respect to one-fifth of the total number of shares of Restricted Stock on each of the first, second, third, fourth and fifth anniversaries of the Award Date.  The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Restricted Stock.

Any unvested shares of Restricted Stock or any interest therein, generally may not be sold, assigned, pledged or otherwise disposed of, alienated or encumbered.  The participant shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock she has been granted even if such Restricted Stock is unvested.  Any such rights, however, shall terminate as to any shares of Restricted Stock forfeited to the Company (as described below).

The Award Agreement also provides for additional restrictions upon the vesting of the Restricted Stock (and subject to any applicable laws or regulations and the Company's insider trading policies), during the 5-year vesting period ("Additional Restrictions").  Specifically, the participant may only transfer up to 40% of her vested shares of Restricted Stock in the aggregate to cover tax consequences of such vesting, and such transfer restriction shall terminate on the earlier of: (a) the fifth anniversary of the Award Date, or (b) the participant's date of cessation of services.

The Company's Board of Directors retains the right, in its sole discretion to reduce or waive any Additional Restrictions.

If the participant ceases to provide services to the Company, the participant's unvested Restricted Stock shall be forfeited to the Company regardless of the reason for the participant's cessation of services.  Notwithstanding the foregoing, if a Change in Control Event (as defined in the Award Agreement) occurs and any unvested shares of Restricted Stock do not automatically accelerate or become fully vested in connection with the Change in Control Event, and  if the participant ceases to be a member of the Board of Directors for any reason within 12 months following the date of the Change in Control Event, any unvested shares of Restricted Stock not previously subject to automatic acceleration shall become fully vested as of the date the participant ceases to be a director.

Item 9.01               Financial Statements and Exhibits

Exhibit No.	Exhibit Title or Description
10.1	Form of Indemnity Agreement - Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on November 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR CORPORATION

Date: March 8, 2007	By: /s/LOREN L. MCFARLAND
Name: Loren L. McFarland Title: Vice President and Chief Financial Officer